Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Bill Aulet, CFO
Viisage Technology
978-952-2200

VIISAGE TECHNOLOGY REPORTS RECORD REVENUES OF $10.2 MILLION

FOR SECOND QUARTER OF 2003

Revenue growth of 13%, combined with expense reduction of 25%,

delivers continued financial improvement

LITTLETON, MASS.— August 5, 2003—Viisage Technology, Inc. (Nasdaq: VISG), a leading provider of advanced technology solutions for identity verification, announced today that revenues for the second quarter ended June 29, 2003 increased 13% to a record $10.2 million, from $9.0 million in the comparable period last year. The net loss for the second quarter of 2003 narrowed to $1.3 million, or $0.07 per diluted share, compared to a net loss of $2.8 million, or $0.14 per diluted share, for the second quarter of 2002.

For the first six months of 2003, revenues rose 22% to $18.8 million from $15.4 million for the first half of 2002. The net loss for the six months ended June 29, 2003 was $3.1 million, or $0.15 per diluted share, compared to a net loss of $3.7 million, or $0.18 per diluted share for the comparable period in 2002.

“We are very pleased with the strong results we achieved this quarter, including several critical competitive international contract wins that will contribute to our future results,” said Bernard Bailey, president and chief executive officer. “The quarter’s results were achieved while we were simultaneously working to close our previously-announced acquisition of ZN Vision Technologies, the European market leader in facial recognition. This transaction is anticipated to close in the third quarter this year. We are also delighted with the collaborative win of the Alberta, Canada drivers’ license contract with ZN, as well as our expanded role in developing facial recognition solutions for the Department of Defense. Lastly, our backlog has remained stable at $81 million at the end of the quarter, down just slightly from the $82 million we reported at the end of the first quarter this year.”

Bill Aulet, Viisage’s chief financial officer, added, “Based upon our results for the first half of this year, we remain confident that our revenue guidance for the full year of $37-$40 million is achievable. As we have stated previously, we will not adjust guidance to reflect the acquisition of ZN until that transaction is completed, but we remain bullish about our combined potential to win significant business in the identity verification market on a worldwide basis. In light of those opportunities and our strengthened competitive positioning, we are continuing to invest in Research and Development and Sales and Marketing, though at slightly lower levels than in 2002. Our cost control efforts continue to be successful, and this, combined with our increased revenues, enables us to continue to anticipate significantly reducing our loss in 2003 compared to 2002.”

Company highlights announced during the second quarter of 2003 included:

➢	Winning the Alberta, Canada drivers’ license contract to provide identity verification solutions – the first contract win incorporating both Viisage and ZN technology, and the first such award by a Canadian province

➢	Winning a $4.1 million contract with the U.S. Department of Defense in an expansion of the company’s existing DoD relationship to develop facial recognition solutions for government agency applications

➢	Winning the contract to provide facial recognition solutions to the United Arab Emirates, for both immigration applications and the Dubai International Airport installations – further solidifying Viisage’s international market presence

➢	Continued progress toward the completion of the acquisition of ZN.

Following the close of the quarter, the company also announced:

➢	A contract extension from the State of Ohio Department of Corrections.

Total operating expenses for the second quarter of 2003 continued to decline sequentially (by 10%) and year-over-year (by 25%), reflecting the impact of cost cutting measures implemented late in 2002. Operating expenses for the quarter were $3.1 million, reflecting a commitment to spending on prospective market opportunities, particularly in the facial recognition arena. These expenditures included $1.1 million in sales and marketing costs and $937,000 in research and development. General and administrative expenses were $1.0 million in the second quarter of 2003. Total operating expenses in the same quarter last year totaled $4.2 million, including $1.7 million in sales and marketing costs, $1.3 million in research and development and $1.1 million in general and administrative costs. For the first quarter of 2003, total operating expenses were $3.4 million.

Total operating expenses for the first half of 2003 were $6.6 million, slightly higher than the $6.1 million reported in the same period last year. For the first half of 2003, sales and marketing costs were $2.6 million, roughly flat with the first half of 2002, while research and development costs were $1.9 million in the 2003 period, compared to $1.8 million in the same period last year. General and administrative costs were $2.1 million in 2003’s first half, compared to $1.7 million in the 2002 first half.

Viisage will hold a conference call with the investment community to discuss these results later this afternoon, August 5, 2003, at 5:00 pm EDT. The call may be accessed via webcast at the company’s website (www.viisage.com), ten minutes prior to the start, or by calling 1-888-396-2298, confirmation code 51421833. Following the completion of the call, the replay will be available as a webcast accessible on the company’s website.

About Viisage Technology

Viisage Technology, Inc. (Nasdaq: VISG) is a leading provider of advanced technology for identity verification solutions. Viisage’s facial recognition and secure document technologies are delivering real-world results today, helping governments, law enforcement agencies, and businesses verify identities, enhance security, reduce identity theft, provide access control, and protect personal privacy – all ensuring the safety of people, assets and information. Viisage products power the greatest number of identity verification applications on the market today. With over 2,500 installations worldwide, Viisage’s solutions stand out as a result of our superior technology and understanding of customer needs. Visit Viisage’s Website at www.viisage.com.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to complete proposed transactions, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, the company’s Form 10K for the year ending December 31, 2002 and its quarterly reports on Form 10Q.

— Tables follow —

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VIISAGE TECHNOLOGY, INC.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 29, 2003	June 30, 2002
Assets
Current assets:
Cash & cash equivalents	$1,173	$11,958
Accounts receivable	6,805	6,410
Costs & estimated earnings in excess of billings	24,406	26,047
Other current assets	591	1,076

Total current assets	32,975	45,491
Property and equipment, net	15,454	16,120
Intangible Assets, Net	3,018	323
Restricted Cash	5,120	—
Other assets	1,887	3,750

	$58,454	$65,684

Liabilities & Shareholders Equity
Current liabilities:
Accounts payable & accrued expenses	$7,371	$7,920
Obligations under capital leases	6,174	4,342

Total current liabilities	13,545	12,262
Obligations under capital leases	8,839	8,156

Total Liabilities	22,384	20,418
Shareholders’ equity	36,070	45,266

	$58,454	$65,684

4

VIISAGE TECHNOLOGY, INC.

Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Revenues	$10,184	$9,038	$18,775	$15,437
Cost of Revenues	8,193	7,468	14,787	12,553

Gross Margin	1,991	1,570	3,988	2,884

Operating Expenses:
Sales & marketing	1,138	1,700	2,549	2,562
Research & development	937	1,315	1,882	1,821
General & administrative	1,033	1,136	2,126	1,734

Total operating expenses	3,108	4,151	6,557	6,117

Operating loss	(1,117)	(2,581)	(2,569)	(3,233)
Interest expense	231	224	450	429

Loss before income taxes	(1,348)	(2,805)	(3,019)	(3,662)

Provision for income taxes	—	—	63	—

Net loss	$(1,348)	$(2,805)	$(3,082)	$(3,662)

Net loss applicable to common shareholders	$(1,348)	$(2,805)	$(3,082)	$(3,662)

Basic and diluted net loss per share	$(0.07)	$(0.14)	$(0.15)	$(0.18)

Basic and diluted weighted average common shares	20,351	19,960	20,305	19,891